UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2008

HEALTH SYSTEMS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-24681	82-1513245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

405 N. Reo Street, Suite 300, Tampa, Florida	33609
(Address of principal executive offices)	(Zip Code)

(813) 282-3303
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Offices.

Resignation of Directors

Effective April 30, 2008, the following directors resigned from the Registrant’s Board of Directors: Randall Frapart, Wayne LeRoux and Batsheva Schreiber. None of the directors is resigning because of a disagreement with the Registrant on any matter relating to the Registrant’s operations, policies or practices.

Appointment of New Directors

In light of the resignations and in accordance with the terms of the Company’s Bylaws, on May 1, 2008, the remaining directors of the Registrant elected the directors described below to fill the vacancies created by the departing directors.

-	Jack Price, former President of Philips Medical Systems-North American operations;

-
Dr. Kathryn Bowles, Ph.D., RN, FAAN, Associate Professor and Director of the Health Informatics Minor at the University of Pennsylvania School of Nursing and the NewCourtland Center for Transitions and Health; and

-	Dr. Michael Breiner, a board-certified plastic surgeon who founded the Southwest Virginia Center for Cosmetic, Plastic and Reconstructive Surgery in Roanoke, Virginia.

As of this date, the new directors have not been named to any committees of the Board of Directors. However, each of these directors qualifies as an “independent director” and it is anticipated that they will be appointed to serve on the various committees of the Board of Directors.

There are no family relationships between any of these directors and any of the Company’s other executive officers and directors. There are no relationships between the Company and any of the directors in which the directors have a direct or indirect material interest.

In connection with the foregoing, the Company issued a press release which is attached as Exhibit 99.1 hereto.

ITEM 9.01   Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release of Health Systems Solutions, Inc. dated May 1, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Systems Solutions, Inc.

Dated: May 7, 2008	By:	/s/ Michael G. Levine
Michael G. Levine
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release of Health Systems Solutions, Inc. dated May 1, 2008.